UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported):
July 28, 2026

BARK, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39691	85-1872418
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Jay Street, Suite 940 Brooklyn, NY		11201 (Zip Code)
(Address of Principal Executive Offices)
(855) 501-2275
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BARK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On July 28, 2026, BARK, Inc. (the “Company”) announced that Anya Hamill will join as Chief Financial Officer of the Company, effective September 8, 2026.

Ms. Hamill, age 52, most recently served as CFO of Laird Superfood, a plant-based food and beverage company, from 2022 until joining BARK, after serving as the CFO of Little Secrets Chocolates, a gourmet chocolate snacks and candies company, since 2018. Previously, Hamill held senior level financial roles at other leading CPG companies including Danone North America and Whitewave Foods, where she was successful in supporting and delivering ambitious growth agendas for premium brands.

Ms. Hamill's offer letter with the Company (the “Offer Letter”) provides for an annual compensation package consisting of a base salary of $450,000 and an annual target bonus opportunity of 75% of base salary payable 50% in cash and 50% in immediately vested and unrestricted shares of the Company, with a guaranteed nine (9) month bonus for fiscal year 2027 payable 75% in cash and 25% in immediately vested and unrestricted shares of the Company. Ms. Hamill will also receive an initial grant of 37,500 restricted stock units and 37,500 options to purchase common stock of the Company under the Company’s 2021 Equity Incentive Plan, of which 25% will vest September 10, 2027 and the balance will vest quarterly over twelve quarters in substantially equal amounts, subject to Ms. Hamill’s continued employment. In addition, the Offer Letter provides for a one-time sign-on bonus in the amount of $100,000, 50% payable upon the commencement of Ms. Hamill's employment with the Company and 50% payable on the first quarterly anniversary Ms. Hamill's employment with the Company, subject to Ms. Hamill’s continued employment.

Ms. Hamill will enter into the Company’s Indemnity Agreement in the same form entered into by the Company’s other executive officers. She will also enter into a Severance and Change in Control Agreement that provides (i) upon an involuntary termination for (a) salary continuation payments equal to twelve (12) months base salary, (b) a lump sum payment equal to the pro-rated target annual bonus for the relevant fiscal year, (c) twelve (12) months accelerated vesting of time-based equity awards, and (d) twelve (12) months continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and (ii) upon an involuntary termination occurring six (6) months prior to, or eighteen (18) months after, a change in control of the Company for (x) a lump sum payment equal to two (2) times annual base salary plus Ms. Hamill's target annual bonus, (y) accelerated vesting of all time-based equity awards, and (z) twenty four (24) months continued health insurance coverage under COBRA.

There is no arrangement or understanding between Ms. Hamill and any other persons pursuant to which Ms. Hamill was selected as Chief Financial Officer of the Company. Furthermore, there are no transactions between Ms. Hamill and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Finally, no family relationships exist between Ms. Hamill and any of the Company’s directors or executive officers.

Resignation of Officer

On September 8, 2026, Brian Dostie will resign as Interim Chief Financial Officer of the Company effective. Mr. Dostice will remain as Vice President, Accounting and Controller.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated July 28, 2026
99.2	Severance and Change in Control Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK, Inc.

By:	/s/ Allison Koehler
Name: Allison Koehler
Title: Chief Legal Officer and Secretary

Date: July 28, 2026